October 30, 2006

Alpharma Reports EPS From Continuing Operations of $0.31
Versus Year Ago Results of $0.10

Revenue Grows 22%; Significant Increase in Branded R&D Investment

Fort Lee, NJ   October 30, 2006    Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced third quarter 2006 diluted earnings per share ("EPS") from continuing operations of $0.31 compared to $0.10 in the third quarter of 2005. EPS in the third quarter of 2005, including discontinued operations related to the company's divested generics business, was $0.34.

Third quarter 2006 revenues increased $29.8 million or 22% versus 2005 to $165.3 million, driven by revenue gains in each of the company's businesses. Operating income in the third quarter of 2006 was $22.2 million versus $22.3 in 2005, and the operating margins were 13.4% in 2006 compared to 16.5% in 2005. Research and development spending increased $5.5 million in the quarter, almost double third quarter 2005 levels due predominantly to increased spending related to clinical trials for the company's abuse-deterrent extended-release opioid product. Third quarter 2006 results include net interest income of $4.4 million compared to interest expense of $10.6 million in the third quarter of 2005.

"Each of our businesses reported strong revenue gains in the third quarter, and operating margins reflected a significantly increased investment in R&D to support development of our Branded Pharmaceuticals new product pipeline," commented President and Chief Executive Officer, Dean Mitchell. "In addition to delivering a solid financial performance in the third quarter, the company made tangible progress towards its growth initiatives. We completed the Phase II clinical trial for our abuse-deterrent pain product with positive results, and have embarked on our Phase III program. Our Animal Health and Active Pharmaceutical Ingredients businesses also continue to track well against their new product initiatives."

Third Quarter 2006 Business Review

Branded Pharmaceuticals ("BP"): Revenues of the company's branded product, KADIAN®, increased 29% to $34.7 million in the third quarter of 2006 compared to $26.9 million in 2005. KADIAN® revenue growth is due to increased price realization, volumes, and a rebate reserve adjustment of $2 million related to the favorable outcome of a legal proceeding. The company has entered into distribution service agreements with major wholesalers that represent the majority of BP revenues.

Third quarter 2006 KADIAN® prescriptions(1) grew 16.5% versus the third quarter of 2005. On a sequential basis, KADIAN® prescriptions grew 1% versus the second quarter of 2006. KADIAN® market share in the long-acting opioid market remained stable in 2006 compared to the fourth quarter of 2005 despite the impact of Medicare Part D and the penetration of generic oxycodone and fentanyl products.

Operating margins in the third quarter of 2006 were 23.3% versus 30.9% in the third quarter of 2005 with the decline due to $4.5 million of increased research and development investment, principally related to the abuse-deterrent opioid product development programs. Year-to-date spending related to abuse-deterrent opioid product development programs was approximately $8 million.

BP's growth initiatives include the expansion of the KADIAN® product offering with additional line extensions. On October 27, 2006, the company received FDA approval for a KADIAN® 80 mg dosage strength. The company expects to launch this line extension in the fourth quarter of 2006.

The company has conducted in vivo studies to evaluate the interaction of alcohol consumption with KADIAN®. The results indicate that the concomitant use of tested levels of alcohol with KADIAN® has no significant impact on morphine blood levels. The company has provided this data to the FDA and any future labeling implications will be determined following the completion of this review. KADIAN® product labeling, pending completion of this FDA review, will include the Schedule II extended release opioid box warning, excluding any precautionary language related to alcohol.

(1) Source: Monthly Wolters Kluwer Health data

On September 29, 2006, BP reported positive results from a Phase II multi-dose clinical efficacy and pharmacokinetic trial for its abuse-deterrent, extended-release opioid. The goal of this study was to demonstrate that the company's proprietary abuse-deterrent technology for long-acting opioids does not impact the safety or efficacy of the product. This goal was achieved, paving the way for an abuse-deterrent platform and multiple product opportunities. BP has commenced Phase III activities on this new product, expects to begin patient enrollment in the fourth quarter of 2006, and is targeting an NDA filing in the first half of 2008. The company expects significant research and development investment in 2007 in support of its abuse deterrent opioid product development programs.

Active Pharmaceutical Ingredients ("API"): API third quarter revenues increased 32% to $42.7 million in 2006 compared to $32.3 million in 2005. Revenues increased in 2006 due to higher volumes, principally related to increased sales of vancomycin. Also contributing to the revenue increase were $5.0 million of low margin sales of products that, in 2005, were reported as sales of the company's generics business.

Operating income in the third quarter of 2006 was $10.3 million versus $11.6 million a year ago, and margins in the third quarter of 2006 were 24.1% versus 35.9% in 2005. Margins in the third quarter of 2006, excluding low margin sales previously reported by the divested generics business, were 27.6%. Third quarter results were negatively impacted by approximately $2 million of unfavorable manufacturing variances, principally a result of costs related to a new product start-up and lower production volumes at certain facilities in the quarter. In addition, lower pricing on certain products negatively impacted margins.

In the third quarter, initial production commenced on two new products: fluticasone and teicoplanin. In the fourth quarter of 2006, API expects to complete initial production of mupirocin acid, achieving its target of three new products in 2006. Initially, volumes of these new products are expected to be modest and will be targeted to limited markets while the company completes the regulatory approval process for major markets.

On June 8, 2006, the company announced that it had reached an agreement with a Chinese supplier, Hisun Pharmaceutical Co., Ltd., that, subject to regulatory approvals, will enable the company to double the manufacturing capacity of one of its current major products, vancomycin, over the next three years. In the third quarter of 2006, the company commenced the sales of products manufactured at the Hisun facility into limited markets, and began enhancing the site's manufacturing processes in preparation for regulatory approvals.

Finally, one of this business's key expansion initiatives is forward integration into the injectable finished product form of several of its APIs. The required capacity expansion continues as planned.

Animal Health ("AH")

Third quarter revenues increased 10% to $87.9 million compared to $79.6 million in 2005. Revenue growth was primarily driven by strong sales in the U.S. livestock market and Europe. U.S. livestock sales in the quarter were particularly strong as drought conditions resulted in earlier seasonal cattle movement and consequently increased product sales. AH has been successful at obtaining additional regulatory approvals in Europe which has enabled it to expand market share in several countries. Global sales of poultry products in the third quarter of 2006 were comparable to 2005 levels.

Operating income in the third quarter of 2006 was $17.9 million versus $16.0 million a year ago, and margins were 20.4% in the third quarter of 2006 versus 20.1% in the third quarter of 2005. Continued strong margins are a reflection of increased volumes and the positive impact of productivity programs.

AH has launched three new products in 2006 and continues to target five new product launches for the year. AH also targeted 15 approvals in 2006 to enable it to sell existing products in new regions to support its program of geographic expansion, and through September 30, 2006, received 13 of these approvals, primarily in Latin America, Asia and the Middle East. In addition, AH has received five approvals for new indications and product combinations for existing products in 2006, versus a full year target of three.

Third Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations

Selling, general and administrative expenses increased $5.8 million to $61.2 million, due primarily to increased operational infrastructure to support the company's growth initiatives. Third quarter results also include $2.3 million of costs related to senior management retention and transition and the discontinuance of the company's performance unit plan.

Research and development expense increased $5.5 million in the quarter, primarily due to spending related to Branded Pharmaceuticals new product development activity.

Interest income (expense), net was $4.4 million of income in 2006 versus expense of $10.6 million in 2005. The change is due to the repayment of all debt in January 2006, and investment income earned on cash balances in 2006. At September 30, 2006, the company had no debt and cash and cash equivalents of $390 million.

Other expense, net was $0.3 million in 2006 compared to $1.4 million in 2005.

The company's effective tax rate in the third quarter of 2006 remained at 35%.

2006 Outlook

The company reaffirms its previous guidance of full year 2006 EPS from continuing operations in the range of $1.25 - $1.35. The outlook continues to include $13 million ($0.16) of charges related to senior management retention and transition and the discontinuance of the company's performance unit plan, and exclude first quarter 2006 charges of $19.4 million ($0.23) related to the prepayment of debt. This outlook assumes a sequential increase in AH revenues in the fourth quarter, and $8 to 10 million of spending in the fourth quarter related to BP's abuse-deterrent opioid product development programs.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact one-time charges and other items on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2006 outlook assumes no material adverse event contemplated by the risk factors described in the Company's SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

Alpharma press releases are also available at our website: http://www.alpharma.com.

The company's Business Conduct Guidelines are available on the company's website at www.Alpharma.com by clicking first on the "About Alpharma" tab and then on the "Our Business Guidelines" tab, and in print, without charge, to any Stockholder requesting a copy in writing to "Investor Relations" at the company's offices in Fort Lee, New Jersey.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss third quarter 2006 results at 8:30 A.M Eastern Standard Time on October 31, 2006. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 8803484

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from October 31, 2006 at 12:00 PM Eastern Standard Time until November 7, 2006 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 8803484

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total revenue	$165,345	$135,525	$483,521	$397,257
Cost of sales	70,839	52,240	196,830	156,368
Gross profit	94,506	83,285	286,691	240,889
Selling, general and administrative expenses	61,183	55,399	186,789	158,454
Research and development	11,097	5,586	27,394	19,547
Operating income	22,226	22,300	72,508	62,888
Interest income (expense), net	4,397	(10,572)	11,226	(34,935)
(Loss) on extinguishment of debt	--	(489)	(19,415)	(2,373)
Other income (expense), net	(303)	(1,367)	88	(1,179)
Income from continuing operations, before income taxes	26,320	9,872	64,407	24,401
Provision for income taxes	9,212	4,560	22,542	24,372
Income from continuing operations	17,108	5,312	41,865	29

Discontinued operations, net of taxes:
Income from discontinued operations	--	12,537	1,531	46,660
Gain (loss) from disposals	(96)	--	23,344	--
Income (loss) from discontinued operations	(96)	12,537	24,875	46,660

Net income	$17,012	$17,849	$66,740	$46,689

Average common shares outstanding:
Basic	53,973	52,529	53,814	52,421
Diluted	54,451	53,255	54,327	52,800

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$0.32	$0.10	$0.78	$0.00
Income (loss) from discontinued operations	$0.00	$0.24	$0.46	$0.89
Net Income	$0.32	$0.34	$1.24	$0.89

Diluted
Income (loss) from continuing operations	$0.31	$0.10	$0.77	$0.00
Income (loss) from discontinued operations	$0.00	$0.24	$0.46	$0.88
Net Income	$0.31	$0.34	$1.23	$0 88

Dividends per common share	$0.045	$0.045	$0.135	$0.135

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended September 30,	Revenues		Operating income (loss)
	2006	2005	2006	2005
Branded Pharmaceuticals	$34.7	$26.9	$8.1	$8.3
Operating Margin			23.3%	30.9%
Active Pharmaceutical Ingredients	42.7	32.3	10.3	11.6
Operating Margin			24.1%	35.9%
Animal Health	87.9	79.6	17.9	16.0
Operating Margin			20.4%	20.1%
Unallocated and Eliminations	--	(3.3)	(14.1)	(13.6)

Total	$165.3	$135.5	$22.2	$22.3
Operating Margin			13.4%	16.5%

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Nine Months Ended September 30,	Revenues		Operating income (loss)
	2006	2005	2006	2005
Branded Pharmaceuticals	$103.6	$68.8	$27.3	$11.4
Operating Margin			26.4%	16.6%
Active Pharmaceutical Ingredients	127.7	103.7	38.0	41.4
Operating Margin			29.8%	39.9%
Animal Health	252.2	233.9	51.3	45.2
Operating Margin			20.3%	19.3%
Unallocated and Eliminations	--	(9.1)	(44.1)	(35.1)

Total	$483.5	$397.3	$72.5	$62.9
Operating Margin			15.0%	15.8%

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	September 30, 2006 (unaudited)	December 31, 2005
Cash and cash equivalents	$ 390,176	$ 800,010
Other current assets	258,241	237,037
Non-current assets	571,194	586,336
Total assets	$1,219,611	$ 1,623,383

Current liabilities, excluding debt	$ 186,028	$ 248,588
Total debt	--	416,669
Deferred taxes and other non-current liabilities	31,884	40,048
Stockholders' equity	1,001,699	918,078
Total liabilities and stockholders' equity	$1,219,611	$1,623,383